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                                                                    EXHIBIT 10.6


                                   SCHEDULE A
                                   ----------

         This SCHEDULE A (this "Schedule") is the Schedule A referenced in that CITIBANK CUSTODY & ADVISORY SERVICES AGREEMENT (the "Agreement") among Citibank, N.A. as "Escrow Agent," Robert M. Kaye ("Kaye") and Metropolitan Bank & Trust Company (the "Bank"), dated October __, 2002. This Schedule, and the terms and provisions herein, are an integral part of the Agreement, and in the event of any conflict with Agreement the terms and provisions of this Schedule shall control. Terms which are capitalized herein but not defined shall have the meaning given to them in the Agreement.

1.       AUTHORIZED PARTIES TO THE ESCROW ACCOUNT
         ----------------------------------------

Party A:       Robert M. Kaye


Party B:       Metropolitan Bank & Trust Company


Escrow         Citibank, N.A.
Agent:

         All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to the individual listed above, or such other address or facsimile number as such party may hereafter specify in writing for the purpose by written notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 1 of this Schedule and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 1.

2.       DESCRIPTION OF ESCROW TRANSACTION
         ---------------------------------

         a. Kaye has deposited into escrow $4,800,000 cash, in the account designated by the Escrow Agent for the purposes of the Agreement (together with all interest earned, the "Escrow Fund").

         b. Escrow Agent acknowledges receipt of the Escrow Fund and hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund only for the purposes and in the manner set forth in the Agreement and this Schedule.

         c. The Escrow Fund, or any portion thereof, shall be disbursed only upon, and in accordance with, a joint written instruction from Kaye and the Bank. Notwithstanding the foregoing, if the Escrow Agent has not received on or before 5:00 p.m. on December 12, 2002 (the "Final Disbursement Date") joint written instructions from Kaye and the Bank to disburse the entire Escrow Fund, the Escrow Agent shall promptly, and in no event later than the close of business on the business day immediately following the Final Disbursement Date, disburse $2.4 million of the Escrow Fund to the Bank in accordance with the written instructions of the Bank and the remaining balance of the Escrow Fund to Kaye, in accordance with the written instructions of Kaye. For avoidance of confusion, the parties hereto acknowledge that any



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disbursement to Kaye or the Bank in accordance with the preceding sentence shall not require joint instructions. Kaye shall have no further claim against the $2.4 million released to the Bank from the Escrow Fund. The Bank shall not relinquish or waive any rights or claims against Kaye if no joint instruction from the Bank and Kaye is received by the Escrow Agent with respect to any remaining amounts released from the Escrow Fund to Kaye, provided, however, that the Bank acknowledges that if no joint instruction is received and the $2.4 million is therefore released to the Bank, such release shall operate as a set-off against any claims of the Bank, Metropolitan Financial Corp. ("MFC") or any of their affiliates arising out of or relating to (i) the matters referred to in the letter from the Bank and MFC dated October 7, 2002 requesting that Kaye make a payment of $4,797,863 to the Bank and (ii) the matters referred to in the report that the Audit Committee of the Bank submitted to the OTS on September 25, 2002 relating to certain payments to Kaye and his related interests. The Final Disbursement Date may be extended only upon receipt by the Escrow Agent of joint written instructions to that effect from Kaye and the Bank.

3.       INVESTMENT INSTRUCTIONS
         -----------------------

         In lieu of the investments listed in Paragraph (f) of the Agreement, the Escrow Fund shall be invested in Citifunds U.S. Treasury Reserve. All earnings on the Escrow Fund shall be payable to Kaye.

4.       TAX INFORMATION
         ---------------

         For purposes of federal and other taxes based on income, Kaye shall be treated as the owner of the Escrow Fund and shall report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

5.       TERMINATION
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         The Escrow Fund shall automatically terminate upon disbursement of the entire balance of the Escrow Fund pursuant to the terms of the Agreement and this Schedule, including Section (c) of this Schedule.

6.       MISCELLANEOUS
         -------------

         The first sentence in ARTICLE FIRST, Section (c) of the Agreement is deleted and the following sentence is provided in lieu thereof: Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or reasonable expense (including, without limitation, reasonable attorneys' fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such loss, liability, damage or expense arises from its willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction

7.       FEES
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         Any fees or expenses listed on Schedule B to the Agreement shall be payable by Kaye.


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